Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 6, 2022)	Registration No. 333-264442

REDWIRE CORPORATION

9,127,751 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated May 6, 2022 (as further supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-264442). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on January 17, 2023.

The Prospectus relates to the offer and resale of up to 9,127,751 shares of our common stock, $0.0001 per share (the “Common Stock”), by B. Riley Principal Capital, LLC (the “Selling Stockholder”). The shares included in this prospectus consist of shares of Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of this prospectus, pursuant to a Common Stock Purchase Agreement we entered into with the Selling Stockholder on April 14, 2022 (the “Purchase Agreement”), in which the Selling Stockholder has committed to purchase from us, at our direction, up to $80,000,000 of our Common Stock, subject to terms and conditions specified in the Purchase Agreement.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our Common Stock involves risks that are described in the “Risk Factors” section beginning on page 14 of the Prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 17, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K/A
(Amendment No. 1)
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 28, 2022 (October 31, 2022)
Date of Report (Date of earliest event reported)
___________________________________
Redwire Corporation
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-39733 (Commission File Number)	98-1550429 (I.R.S. Employer Identification Number)
8226 Philips Highway, Suite 101 Jacksonville, Florida 32256
(Address of principal executive offices and zip code)
(650) 701-7722
(Registrant's telephone number, including area code)
__________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RDW	New York Stock Exchange
Warrants, each to purchase one share of Common Stock	RDW WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

As previously disclosed in Redwire Corporation’s (the “Registrant” or the “Company”) Current Report on Form 8-K filed on November 2, 2022 (the “Original Report”), Redwire Space Europe, LLC, a Delaware limited liability company and subsidiary of the Company (the “Purchaser”) completed its acquisition of QinetiQ Space, NV, a public limited liability company (naamloze vennootschap / société anonyme), incorporated under the laws of Belgium (“Space NV”) on October 31, 2022 (the “Acquisition”). The Acquisition was completed pursuant to the terms of the agreement (the “Purchase Agreement”) between the Purchaser, the companies details of which are set out in Part 1 of Schedule 1 of the Purchase Agreement and AE Industrial Partners Fund II, LP, dated October 3, 2022.

This Amendment No. 1 on Form 8-K/A amends and supplements the Original Report and is being filed by the Company solely to provide the disclosures required by Item 9.01 of Form 8-K, including the financial statements of the business acquired and the pro forma financial information required by Items 9.01(a) and 9.01(b), respectively.

This Amendment No. 1 on Form 8-K/A should be read in conjunction with the Original Report, which provides a more complete description of the Acquisition. Except as stated herein, this Amendment No. 1 on Form 8-K/A does not otherwise update, modify, or amend the Original Report.

Item 9.01 - Financial Statements and Exhibits
(a) Financial statements of businesses or funds acquired.
The audited annual accounts of Space NV as of and for the year ended March 31, 2022, together with the accompanying Report of Independent Auditors are filed as Exhibit 99.1 to this Current Report on Form 8-K/A and incorporated herein by reference.

(b) Pro forma financial information.
The unaudited pro forma financial information of the Company giving effect to the Acquisition is filed as Exhibit 99.2 to this Current Report on Form 8-K/A and incorporated herein by reference.
•Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet as of June 30, 2022
•Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the six months ended June 30, 2022
•Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the year ended December 31, 2022
•Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

The pro forma financial information included in this Current Report on Form 8-K/A is required pursuant to Article 8 of Regulation S-X. The amounts included in the pro forma information are based on the historical results of the Company and Space NV and may not be indicative of combined results that would have been realized had the acquisition of Space NV occurred as of the dates indicated or that may be achieved in the future.

Forward-Looking Statements
This Current Report on Form 8-K/A contains “forward-looking statements” about Redwire’s future expectations, plans, outlook, projections and prospects. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “would,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” “proposes” and similar expressions or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although Redwire believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, these statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements in this communication include estimates and assumptions, particularly in regard to unaudited pro forma financial information included in Exhibit 99.2 of this Current Report on Form 8-K/A. Accordingly, readers are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Redwire’s Annual Report on Form 10-K for the year ended December 31, 2021 and quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In addition, readers are cautioned that past performance may not be indicative of future results. In light of the significant uncertainties in these forward-looking statements, readers should not rely on these statements in making an investment decision or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Forward-looking statements speak only as of the date of the document in which they are contained, and Redwire does not undertake any duty to update any forward-looking statements except as may be required by law. Therefore, readers should not rely on these forward-looking statements as representing Redwire’s views as of any date subsequent to the date of this communication.

(d) Exhibits.

Exhibit No.	Description
23.1	Consent of RSM InterAudit BV, Independent Auditor of QinetiQ Space NV
99.1	Audited Annual Accounts of QinetiQ Space NV, as of and for the year ended March 31, 2022
99.2	Unaudited Pro Forma Financial Information of Redwire Corporation and QinetiQ Space NV
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2023

Redwire Corporation

By:	/s/ Jonathan Baliff
Name:	Jonathan Baliff
Title:	Chief Financial Officer and Director